Exhibit 99.1

Lincoln Educational Services Reports Double Digit Growth in Revenue and Student Starts During Second Quarter 2024

Conference Call Today at 10 a.m. ET

PARSIPPANY, N.J., August 8, 2024 – Lincoln Educational Services Corporation (Nasdaq: LINC) today announced financial and operating results for the second quarter ended June 30, 2024, as well as recent business developments.

Second Quarter 2024 Financial Highlights*
•	Revenue grew 16.1% to $102.9 million
•	Student starts increased 12.3%; 11.4% increase in quarter-end student population
•	Net loss of $700,000 and Adjusted EBITDA of $6.2 million
•	Total liquidity of more than $100 million; no debt outstanding
•	New East Point, Georgia Campus student starts to date exceeds full year plan
•	Raised outlook for full year Revenue; raised lower end of adjusted EBITDA, adjusted net income and student starts; reduced 2024 capital expenditures due to timing

*Note: The highlighted financial results exclude the Transitional segment results of the prior year.  A reconciliation of GAAP / non-GAAP measures is included in this release.

“We continued our strong performance during the second quarter with revenue growing 16.1%, student starts increasing 12.3% and adjusted EBITDA more than doubling compared to last year," commented Scott Shaw, President & CEO. “The transformational growth strategies we have set in place are enabling Lincoln to capitalize on the American public’s increased interest in educational alternatives to a traditional four-year college degree while employers continue to face a workforce skills gap, which is driving demand for our graduates.”

“We remain focused on improving our efficiency as we grow, while always striving to improve our student experience and outcomes. The rollout of our hybrid teaching platform, Lincoln 10.0, which is nearing completion, supports these objectives and plays a critical role in the key components of our growth strategy, new campus development and program replication at existing campuses. The first new campus in East Point, Georgia opened in March is off to an exceptionally strong start with student starts during its first four months exceeding our original forecast for the full year.”

“During the second quarter, we continued the buildouts of our campus relocations in Nashville, Tennessee and Levittown, Pennsylvania, which are both expected to open in the first half of 2025.  We are also continuing work on our new campus in Houston, Texas which is now anticipated to welcome students by the end of 2025. We anticipate announcing another new campus in the upcoming months as we continue to expand our footprint.”

“We continued to develop our existing corporate partnerships and are in various stages of negotiations with new partners.  The workforce development partnership with Container Maintenance Corporation (CMC) began operations in June at CMC’s Charleston, South Carolina facility. We believe our company has unique capabilities to expand workforce development programs to capitalize on this significant opportunity and are executing plans to realize this potential.”

“Our performance over the first six months of 2024, combined with our outlook into the second half of the year, leads us to raise our outlook for our full year revenue and increase the low end of the range of our adjusted EBITDA, adjusted net income and student start metrics.  We are focused on realizing our full potential for our students, instructors, partners and shareholders and the first six months of 2024 position Lincoln to achieve our growth objectives for 2024 and beyond.”

2024 SECOND QUARTER FINANCIAL RESULTS

(Quarter ended June 30, 2024, compared to June 30, 2023)

•
Revenue grew by $14.3 million, or 16.1% to $102.9 million.  The increase was primarily due to an 11.7% increase in average student population resulting from entering this quarter with 11.2% more students combined with new student start growth of 12.3%.  Revenue per student also helped drive overall growth in revenue.

•
Educational services and facilities expense increased $5.5 million, or 13.8% to $45.5 million.  The expense increase includes approximately $2.6 million of new campus and relocation costs related to the recently opened East Point, Georgia campus, relocation costs associated with the Nashville, Tennessee and the Levittown, Pennsylvania campuses and costs associated with the new Houston, Texas campus.  Additional expense increases were due mostly to the higher student population.  As a percentage of revenue, educational services and facilities expense declined to 44.3% from 45.2%.

•
Selling, general and administrative expense increased $6.1 million, or 11.7% to $57.9 million.  Included in the increase over the prior year are approximately $1.2 million of expenses relating to the recently opened East Point, Georgia campus.  The remaining increase was driven by several factors including higher salary expense due to merit increases and new hires, in addition to $2.0 million of marketing investments and sales expense, which helped drive the 12.3% increase in student starts. As a percentage of revenue, selling, general and administrative expense declined to 56.2% from 58.5%.

•
Net interest expense was less than $0.1 million, compared to net interest income of $0.5 million in the prior year comparable period.  Interest income in the current year and prior year remained essentially flat, with an increase in interest expense in the current year resulting from the addition of two new finance leases.

•
Benefit for income taxes was $0.5 million resulting from a pre-tax loss and a discrete item, compared to a tax provision of $6.8 million in the prior year mainly driven by a $30.9 million gain recognized on the sale of the Nashville, Tennessee property.

SECOND QUARTER SEGMENT RESULTS

Campus Operations Segment
Revenue increased $14.7 million, or 16.7% to $102.9 million.  Adjusted EBITDA increased $5.4 million or 52.9% to $15.8 million, from $10.3 million in the prior year.

Transitional Segment
The Somerville, Massachusetts campus teach-out was completed in the fourth quarter of 2023.  In the prior year comparable period, the Somerville campus had revenue of $0.4 million and operating expenses of $0.9 million.

Corporate and Other
This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expense were $10.7 million and $11.1 million for the three months ended June 30, 2024, and 2023, respectively, after excluding a $30.9 million gain in the prior year resulting from the sale of the Nashville, Tennessee property.  The decrease in expense from the prior year was primarily driven by a reduction in stock-based compensation expense resulting from last year’s cumulative catch-up of expense due to meeting financial performance targets, partially offset by additional salaries and benefits expense resulting in part from student population growth.

SIX MONTHS FINANCIAL RESULTS
(Quarter ended June 30, 2024, compared to June 30, 2023)

•	Total revenue increased $30.4 million, or 17.3%, to $206.3 million, compared to $175.9 million.
•	Campus Operations Segment revenue increased $31.7 million, or 18.2% to $206.2 million, compared to $174.5 million.
•	Transitional Segment revenue decreased $1.4 million, or 100% to zero, compared to $1.4 million.

FULL YEAR 2024 OUTLOOK
Based on second quarter operating and financial results, as well as the outlook for the remainder of the year, the Company is raising the financial guidance for revenue and raising the lower end range for adjusted EBITDA, adjusted net income and student starts. Additionally, the Company is reducing the capital expenditures guidance due to timing of capital spend from 2024 to 2025 primarily related to the Company’s new Houston, Texas campus. Also, the campus relocations in Nashville, Tennessee and Levittown, Pennsylvania buildouts are slightly ahead of schedule and are expected to open in the first half of 2025. Updated, guidance for the full year 2024 is outlined below:

	2024 Guidance
(Amounts in millions except for student starts)	Low		High
Revenue	$423	-	$430
Adjusted EBITDA	$39	-	$42	[1]
Adjusted net income	$14	-	$17	[1]
Capital expenditures	$45	-	$55
Starts	9%	-	12%

[1]
The guidance in this release includes references to non-GAAP operating measures. A reconciliation to the midpoint of our guidance can be reviewed below in the non-GAAP operating measures at the end of this release.

CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time to discuss results.  To access the live webcast of the conference call, please go to the Investor Overview section of Lincoln’s website at http://www.lincolntech.edu.  Participants may also register via teleconference at: Q2 2024 Lincoln Educational Services Earnings Conference Call.  Once registration is completed, participants will be provided with a dial-in number containing a personalized PIN to access the call.  Participants are requested to register at least 15 minutes prior to the start of the call.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap. Lincoln offers career-oriented programs to recent high school graduates and working adults in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology, and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946 and currently operates 22 campuses in 13 states under Lincoln College of Technology, Lincoln Technical Institute, Lincoln Culinary Institute, Euphoria Institute of Beauty Arts and Sciences and associated brand names. For more information, please go to www.lincolntech.edu.

FORWARD-LOOKING STATEMENTS
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings, or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to the COVID-19 pandemic or other epidemics or pandemics; our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with cybersecurity; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)
(In Thousands)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2024	2023	2024	2023

REVENUE	$102,914	$88,646	$206,281	$175,929
COSTS AND EXPENSES:
Educational services and facilities	45,561	40,030	88,584	78,123
Selling, general and administrative	57,865	51,814	118,359	102,119
Loss (gain) on sale of assets	604	(30,933)	913	(30,933)
Impairment of goodwill and long-lived assets	-	4,220	-	4,220
Total costs & expenses	104,030	65,131	207,856	153,529
OPERATING ( LOSS) INCOME	(1,116)	23,515	(1,575)	22,400
OTHER:
Interest income	638	547	1,336	1,013
Interest expense	(667)	(28)	(1,234)	(53)
(LOSS) INCOME BEFORE INCOME TAXES	(1,145)	24,034	(1,473)	23,360
(BENEFIT) PROVISION FOR INCOME TAXES	(463)	6,784	(577)	6,219
NET (LOSS) INCOME	$(682)	$17,250	$(896)	$17,141
Basic
Net (loss) income per common share	$(0.02)	$0.57	$(0.03)	$0.57
Diluted
Net (loss) income per common share	$(0.02)	$0.57	$(0.03)	$0.57
Weighted average number of common shares outstanding:
Basic	30,660	30,140	30,481	30,090
Diluted	30,660	30,397	30,481	30,333

Other data:

Adjusted EBITDA (1)	$6,240	$2,444	$12,784	$4,641
Depreciation and amortization	$3,323	$1,679	$6,288	$2,933
Number of campuses	22	22	22	22
Average enrollment	13,811	12,453	13,745	12,420
Net cash provided by (used in) operating activities	$8,335	$10,617	$(6,599)	$10,403
Net cash (used in) provided by investing activities	$(11,041)	$16,072	$(3,007)	$12,823
Net cash used in financing activities	$(82)	$(610)	$(3,676)	$(2,945)

Selected Consolidated Balance Sheet Data:	June 30, 2024 (Unaudited)

Cash and cash equivalents	$66,987
Current assets	119,391
Working capital	52,499
Total assets	366,379
Current liabilities	66,892
Total stockholders' equity	164,856

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA, adjusted EBITDA, adjusted net income and total liquidity are measures not recognized in financial statements presented in accordance with GAAP.

•	We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define adjusted EBITDA as EBITDA plus stock compensation expense and adjustments for items not considered part of the Company’s normal recurring operations.
•	We define adjusted net income as net income plus adjustments for items not considered part of the Company’s normal recurring operations.
•	We define total liquidity as the Company’s cash and cash equivalents, short-term investments and restricted cash.

EBITDA, adjusted EBITDA, adjusted net income, and total liquidity are presented because we believe they are useful indicators of the Company’s performance and ability to make strategic investments and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA, adjusted EBITDA, adjusted net income and total liquidity are not necessarily comparable to similarly titled measures used by other companies.

The following is a reconciliation of net income (loss) to EBITDA, adjusted EBITDA, adjusted net income, and total liquidity:

	Three Months Ended June 30, (Unaudited) Consolidated Operations		Six Months Ended June 30, (Unaudited) Consolidated Operations
	2024	2023	2024	2023

Net (loss) income	$(682)	$17,250	$(896)	$17,141
Interest expense (income), net	29	(519)	(102)	(960)
(Benefit) provision for income taxes	(463)	6,784	(577)	6,219
Depreciation and amortization	3,323	1,679	6,288	2,933
EBITDA	2,207	25,194	4,713	25,333
Stock compensation expense	1,045	2,576	2,103	3,388
New campus and campus relocation costs	2,623	410	5,425	670
Program expansions	365	-	454	-
Gain on sale of Nashville, Tennessee	-	(30,939)	-	(30,939)
Impairment of goodwill and long-lived assets	-	4,220	-	4,220
Severance and other one-time costs	-	505	89	1,299
Transitional segment	-	478	-	670
Adjusted EBITDA	$6,240	$2,444	$12,784	$4,641

	Three Months Ended June 30, (Unaudited)
	Campus Operations		Transitional		Corporate
	2024	2023	2024	2023	2024	2023

Net income (loss)	$9,065	$4,169	$-	$(482)	$(9,747)	$13,563
Interest expense (income), net	565	-	-	-	(536)	(519)
(Benefit) provision for income taxes	-	-	-	-	(463)	6,784
Depreciation and amortization	3,148	1,514	-	4	175	161
EBITDA	12,778	5,683	-	(478)	(10,571)	19,989
Stock compensation expense	-	-	-	-	1,045	2,576
New campus and campus relocation costs	2,623	410	-	-	-	-
Program expansions	365	-	-	-	-	-
Gain on sale of Nashville, Tennessee	-	-	-	-	-	(30,939)
Impairment of goodwill and long-lived assets	-	4,220	-	-	-	-
Severance and other one-time costs	-	-	-	-	-	505
Transitional segment	-	-	-	478	-	-
Adjusted EBITDA	$15,766	$10,313	$-	$-	$(9,526)	$(7,869)

	Six Months Ended June 30, (Unaudited)
	Campus Operations		Transitional		Corporate
	2024	2023	2024	2023	2024	2023

Net income (loss)	$20,888	$14,278	$-	$(678)	$(21,784)	$3,541
Interest expense (income), net	1,066	-	-	-	(1,168)	(960)
(Benefit) provision for income taxes	-	-	-	-	(577)	6,219
Depreciation and amortization	5,922	2,612	-	8	366	313
EBITDA	27,876	16,890	-	(670)	(23,163)	9,113
Stock compensation expense	-	-	-	-	2,103	3,388
New campus and campus relocation costs	5,425	670	-	-	-	-
Program expansions	454	-	-	-	-	-
Severance and other one-time costs	89	-	-	-	-	1,299
Gain on sale of Nashville, Tennessee	-	-	-	-	-	(30,939)
Impairment of goodwill and long-lived assets	-	4,220	-	-	-	-
Transitional segment	-	-	-	670	-	-
Adjusted EBITDA	$33,844	$21,780	$-	$-	$(21,060)	$(17,139)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2024	2023	2024	2023
Net (loss) income	$(682)	$17,250	$(896)	$17,141

Adjustments to net (loss) income:
New campus and campus relocation costs	2,623	410	5,425	670
East Point, Georgia depreciation	371	-	511	-
Program expansions	365	-	454	-
Gain on sale of Nashville, Tennessee	-	(30,939)	-	(30,939)
Impairment of goodwill and long-lived assets	-	4,220	-	4,220
Severance and other one time costs	-	1,098	89	2,071
Performance based catch-up stock compensation	-	1,400	-	1,400
Transitional segment	-	478	-	670
Total non-recurring adjustments	3,359	(23,333)	6,479	(21,908)
Income tax effect	(1,008)	6,533	(1,944)	6,134
Adjusted net income, non-GAAP	$1,669	$450	$3,639	$1,367

As of June 30, 2024
Cash and cash equivalents	$66,987
Credit facility	40,000
Total Liquidity	$106,987

	Three Months Ended June 30,
	2024	2023	% Change
Revenue:
Campus Operations	$102,914	$88,213	16.7%
Transitional	-	433	-100.0%
Total	$102,914	$88,646	16.1%

Operating Income (loss):
Campus Operations	$9,630	$4,169	131.0%
Transitional	-	(482)	-100.0%
Corporate	(10,746)	19,828	-154.2%
Total	$(1,116)	$23,515	-104.7%

Starts:
Campus Operations	4,953	4,411	12.3%
Total	4,953	4,411	12.3%

Average Population:
Campus Operations	13,811	12,369	11.7%
Transitional	-	84	-100.0%
Total	13,811	12,453	10.9%

End of Period Population:
Campus Operations	14,481	12,959	11.7%
Transitional	-	45	-100.0%
Total	14,481	13,004	11.4%

	Six Months Ended June 30,
	2024	2023	% Change
Revenue:
Campus Operations	$206,281	$174,565	18.2%
Transitional	-	1,364	-100.0%
Total	$206,281	$175,929	17.3%

Operating Income (loss):
Campus Operations	$21,954	$14,278	53.8%
Transitional	-	(679)	-100.0%
Corporate	(23,529)	8,801	-367.3%
Total	$(1,575)	$22,400	-107.0%

Starts:
Campus Operations	8,920	7,851	13.6%
Total	8,920	7,851	13.6%

Average Population:
Campus Operations	13,745	12,297	11.8%
Transitional	-	123	-100.0%
Total	13,745	12,420	10.7%

End of Period Population:
Campus Operations	14,481	12,959	11.7%
Transitional	-	45	-100.0%
Total	14,481	13,004	11.4%

Information included in the table below provides student starts and population under the Campus Operations Segment with a breakdown by Transportation and Skilled Trade programs and Healthcare and Other Professions programs.  This information is not comparable to the Company’s prior period segment reporting, which was performed on a campus basis rather than a program basis.

Population by Program (Campus Operations Segment):

	Three Months Ended June 30,
	2024	2023	% Change
Starts:
Transportation and Skilled Trades	3,648	3,017	20.9%
Healthcare and Other Professions	1,305	1,394	-6.4%
Total	4,953	4,411	12.3%

Average Population:
Transportation and Skilled Trades	9,741	8,434	15.5%
Healthcare and Other Professions	4,070	4,019	1.3%
Total	13,811	12,453	10.9%

End of Period Population:
Transportation and Skilled Trades	10,482	9,024	16.2%
Healthcare and Other Professions	3,999	3,980	0.5%
Total	14,481	13,004	11.4%

Population by Program (Campus Operations Segment):

	Six Months Ended June 30,
	2024	2023	% Change
Starts:
Transportation and Skilled Trades	6,330	5,280	19.9%
Healthcare and Other Professions	2,590	2,571	0.7%
Total	8,920	7,851	13.6%

Average Population:
Transportation and Skilled Trades	9,642	8,357	15.4%
Healthcare and Other Professions	4,103	4,063	1.0%
Total	13,745	12,420	10.7%

End of Period Population:
Transportation and Skilled Trades	10,482	9,024	16.2%
Healthcare and Other Professions	3,999	3,980	0.5%
Total	14,481	13,004	11.4%

The reconciliations provided below represent management’s projections of various components included in our outlook for the full year 2024.  These calculations are for illustrative purposes and will be reviewed as the year progresses to reflect actual results, our outlook and continued relevance of specific items.  Any revisions or modifications, if necessary, will be disclosed in future 2024 quarterly results announcements.  Adjusted EBITDA and adjusted net income have been reconciled to the midpoint of our guidance.

Reconciliation of Net Income to Adjusted EBITDA and Adjusted Net Income - 2024 Guidance
(Reconciled to the Mid-Point of 2024 Guidance)

	Adjusted
	EBITDA	Net Income
Net Income	$8,000	$8,000
Interest expense, net	600	-
Provision for taxes	3,600	-
Depreciation and amortization	12,500	-
Depreciation[1]	1,300	1,300
EBITDA	26,000	-
New campus and campus relocation costs[2]	7,100	7,100
Program expansions	2,600	2,600
Stock compensation expense	4,800	-
Tax Effect	-	(3,500)
Total	$40,500	$15,500

2024 Guidance Range	$39,000 - $42,000	$14,000 - $17,000

[1]	Depreciation expense relates to the new East Point, Georgia campus

[2]	New campus and campus relocation costs relate to the following locations:

East Point, Georgia
Nashville, Tennessee
Levittown, Pennsylvania
Houston, Texas

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755
Media Relations: Tom Gibson, 201-476-0322